Exhibit 10.52

EP ENERGY CORPORATION
2014 OMNIBUS INCENTIVE PLAN

Notice of Performance Unit Grant

You (the “Grantee”) have been granted the following award of Performance Units pursuant to the EP Energy Corporation 2014 Omnibus Incentive Plan (the “Plan”):

Name of Grantee:
Number of Performance Units
Target Value Per Unit	$100
Effective Date of Grant:
Performance Periods:	[insert performance period(s)]
Vesting and Settlement Date
Subject to the terms of the Plan and the Performance Unit Award Agreement attached hereto, the Performance Units shall vest and be settled following the end of the Performance Period set forth above.

Settlement of the award shall occur within 75 days following the end of the Performance Period and Grantee must be employed by the Company on the settlement date to receive the payout.

Form of Settlement	Shares of Class A Common Stock of EP Energy Corporation (the “Company”), par value $0.01 per share (“Shares”), or cash, as determined by the Plan Administrator in its sole discretion.

By your electronic acceptance/signature, you agree and acknowledge that this Performance Unit award is granted under and governed by the terms and conditions of the Plan and the attached Performance Unit Award Agreement, which are incorporated herein by reference.

EP Energy Corporation By: Title:_____________________________

EP ENERGY CORPORATION
2014 OMNIBUS INCENTIVE PLAN

Performance Unit Award Agreement

SECTION 1.GRANT OF PERFORMANCE UNITS

(a)    Performance Units. On the terms and conditions set forth in the Notice of Performance Unit Grant and this Performance Unit Award Agreement (the “Agreement”), the Company grants to the Grantee on the Effective Date of Grant the Performance Units set forth in the Notice of Performance Unit Grant.
(b)    Plan and Defined Terms. The Performance Units are granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Performance Units set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Performance Unit Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.
SECTION 2.    VALUE OF PERFORMANCE UNITS

(a)    Determination of Value. The value of a Performance Unit is based on the relative position of the average total shareholder return (“TSR”) of the Company’s Class A Common Stock during the Performance Period, compared to the TSR of each member of the Peer Group during the same Performance Period, as provided in the following table:

Relative TSR Position Compared to Peer Group	Value of Performance Unit*
Below 25th Percentile	$0
25th Percentile	$50
50th Percentile	$100
75th Percentile or Higher	$200

* The value of the Performance Unit shall be adjusted by straight-line interpolation for a Relative TSR Position between 25th Percentile and 50th Percentile, and between 50th Percentile and 75th Percentile; provided, however, that the maximum value of each Performance Unit is $100 if the absolute TSR for the Company’s stock is negative (i.e., without comparison to the TSR of the Peer Companies).
(b)    TSR. TSR will be determined using the average closing share price of the relevant company during the 20 business day period ending on the first and last business days of the Performance Period, and assuming that any dividends paid are reinvested as of the ex-dividend date.
(c)    Peer Group. For purposes of this Award, the Peer Group for the Performance Periods shall include: [__insert peer group companies__]. Notwithstanding the above, should any member of the Peer Group cease to provide a meaningful comparison for purposes of this award as a result of mergers, acquisitions, bankruptcies, changes in business or other extraordinary or unforeseeable events, the Plan Administrator in its sole and absolute discretion may eliminate and/or replace such member. In addition and for purposes of clarity, the calculation of the average TSR for the Peer Group over the applicable Performance Period shall not include the TSR of the Company’s Class A Common Stock.
SECTION 3.    FORM OF SETTLEMENT
The value of each vested Performance Unit shall be settled in the form of Shares or paid in cash to the Participant (or, if the Participant is not living at the time of settlement, to the Participant’s beneficiary), as determined by the Plan Administrator in its sole discretion. If the Plan Administrator elects to settle the Performance Units in the form of Shares, the value of each vested Performance Unit shall be converted into an equivalent number of Shares using the 10-day average closing share price leading up to (but not including the day of) the February Compensation Committee meeting approving the form of settlement of this Award. The settlement, be it in Shares or cash, shall be made within 75 days after the end of the applicable Performance Period and the Grantee must be employed on the settlement date to receive the payout, except as otherwise provided in Section 4 below; provided that, to the extent required by Section 162(m) of the Code, no payments will be made until the Plan Administrator certifies that the performance goals have been attained.
SECTION 4.    VESTING AND FORFEITURE
(a)    Vesting Period. The Performance Units shall vest and be settled in accordance with the vesting schedule set forth in the Notice of Performance Unit Grant, subject, however to the rules set forth in Sections 4(b) and 4(c) below.
(b)    Termination of Employment. Except as set forth in the Plan or otherwise provided below, if the Grantee’s employment is terminated for any reason before the applicable settlement date, all unvested Performance Units shall be canceled immediately and shall not be payable.
(i)    Involuntary Termination without Cause or Termination due to Disability. Notwithstanding Section 4(b) above, if the Grantee’s employment is involuntarily terminated by the Company without Cause or in the event of Grantee’s termination due to Disability (as defined below), any outstanding Performance Units shall vest on a pro-rata basis, and will be settled upon completion of the Performance Period based on the level of performance achieved as of the end of such Performance Period. The proration will be computed under the following formula: (i) the number of Performance Units set forth in the Notice of Performance Unit Grant multiplied by (ii) a fraction (A) the numerator of which is the number of days elapsed in the Performance Period as of the date of the Grantee’s termination of employment and (B) the denominator of which is the number of days in the Performance Period, with the resulting number of Performance Units rounded to the nearest whole number.

(ii)    Termination due to Death. Notwithstanding Section 4(b) above, if the Grantee’s employment terminates due to the Grantee’s death, any outstanding Performance Units shall vest in full and be settled at the Target Value set forth in the Notice of Performance Unit Grant.

(iii)    Definition of Disability. The term “Disability” shall mean the Grantee’s termination of employment in connection with Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

(c)    Change in Control. Upon the occurrence of a Change in Control on or before the last day of the Performance Period, all outstanding Performance Units shall vest in full upon the Change in Control and be settled based on actual performance, after adjusting the Performance Period to end on the last business day immediately prior to the Change in Control. Settlement shall occur within 30 days after the Change in Control.
SECTION 5.    MISCELLANEOUS PROVISIONS

(a)    Tax Withholding. Pursuant to Section 17.8 of the Plan, the Plan Administrator shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this Award.

(b)    Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Performance Unit Grant by the Company or the Plan Administrator.

(c)    No Rights to Employment. The Grantee acknowledges and agrees that the vesting set forth in the Notice of Performance Unit Grant and this Agreement shall apply only if the Grantee provides continuous services to the Company during the Performance Period, and that any such services (as an employee or otherwise) remain at the will of the Company. The Participant further acknowledges that nothing in this Award or the Plan constitutes an express or implied promise of continued engagement as an employee or consultant.

(d)    Choice of Law. This Agreement and the Notice of Performance Unit Grant shall be governed by, and construed in accordance with, the laws of Texas, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Agreement or Notice of Performance Unit Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.
(e)    Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(f)    References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.
(g)    Tax Issues. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the provisions hereof shall be interpreted and administered consistently with such intent. This Award is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.